Exhibit 99.1

CONTACT:	John Hyre, Investor Relations

 Commercial Vehicle Group, Inc.

 (614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

FIRST QUARTER 2013 RESULTS

NEW ALBANY, OHIO, April 24, 2013 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $177.8 million for the first quarter of 2013, a decline of $59.2 million, or 25.0%, compared to $237.0 million for the first quarter of 2012. Operating loss for the first quarter was $0.3 million compared to operating income of $18.5 million for the prior-year period. Net loss was $4.6 million for the first quarter, or ($0.16) per diluted share, compared to net income of $12.0 million, or $0.42 per diluted share in the prior-year quarter. Diluted shares outstanding were 28.5 million for the quarter compared to 28.4 million for the prior-year period.

“Our first quarter revenues reflect the impact of lower build rates in both the North American Class 8 truck market and the global construction market as our global OEM truck revenues declined approximately 34% compared to the first quarter of 2012 and our construction market revenues declined approximately 30% for this same period,” stated Mervin Dunn, President and CEO of Commercial Vehicle Group. “We continue to believe the market conditions we experienced at the end of last year and into this first quarter relate to depressed short-term heavy truck and construction build rates, and we expect to see gradual improvements in both of these end markets through the balance of this year,” added Mr. Dunn.

“As mentioned on our last earnings call, we expected Class 8 truck build rates to be up slightly and the global construction market to be relatively flat sequentially from the previous quarter. Class 8 truck build rates for the first quarter were slightly lower than the fourth quarter and our global construction sales were relatively flat as we expected. Overall, our first quarter revenues were flat compared to the fourth quarter 2012 with the exception of the increase from our acquisitions,” stated Chad M. Utrup, Chief Financial Officer for Commercial Vehicle Group. “While our revenues were essentially flat, we are pleased with our operating income improvement of approximately $2.0 million from the prior quarter, which highlights our ongoing commitment to reducing costs. Looking ahead, we expect our end markets to improve through the balance of 2013. We remain focused on pursuing our long-term strategy of organic growth and growth through acquisitions while focusing on margin enhancement,” added Mr. Utrup

The Company did not have any outstanding borrowings under its asset-based revolver at March 31, 2013 and, as a result, was not subject to any financial maintenance covenants. In addition, the Company had approximately $65.3 million of cash on its balance sheet at March 31, 2013 with an additional $37.2 million of availability under its asset-based revolver for total liquidity of approximately $102.5 million. The Company does not expect to trigger the requirement to comply with financial maintenance covenants in 2013.

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A conference call to discuss the contents of this press release is scheduled for Thursday, April 25, 2013, at 10:00 a.m. ET. To participate, dial (888) 680-0869using access code 26085906. You can pre-register for the conference call and receive your pin number at:

https://www.theconferencingservice.com/prereg/key.process?key=PYD86BUGT

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.

A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 86561603.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to depressed short-term heavy truck and construction build rates, end market improvement, cost reduction efforts, our long-term growth strategy and margin enhancement and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; and (x) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2012. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)
Revenues	$177,822	$236,990
Cost of Revenues	159,737	200,212

Gross Profit	18,085	36,778
Selling, General and Administrative Expenses	17,949	18,183
Amortization Expense	409	92

Operating (Loss) Income	(273)	18,503
Interest and Other Expense	5,354	5,307

(Loss) Income Before (Benefit) Provision for Income Taxes	(5,627)	13,196
(Benefit) Provision for Income Taxes	(1,011)	1,204

Net (Loss) Income	(4,616)	11,992
Less: Non-controlling interest in subsidiary’s loss	(2)	(13)

Net (Loss) Income Attributable to CVG Stockholders	$(4,614)	$12,005

(Loss) Earnings per Common Share:
Basic	$(0.16)	$0.43

Diluted	$(0.16)	$0.42

Weighted Average Shares Outstanding:
Basic	28,463	28,171

Diluted	28,463	28,373

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash	$65,275	$68,369
Accounts receivable, net of reserve for doubtful accounts of $2,982 and $3,393, respectively	121,024	114,573
Inventories	86,122	88,481
Deferred income taxes	9,469	8,381
Other current assets	9,169	6,446

Total current assets	291,059	286,250

Property, plant and equipment, net of accumulated depreciation of $119,056 and $117,359, respectively	83,708	83,304
Goodwill	8,983	8,986
Intangible assets, net	22,646	23,001
Deferred income taxes	24,121	23,615
Other assets, net	14,564	14,509

Total assets	$445,081	$439,665

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$65,698	$58,063
Accrued liabilities	33,024	32,869

Total current liabilities	98,722	90,932

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	26,664	28,273
Other long-term liabilities	6,134	4,152

Total liabilities	381,520	373,357

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,463,479 shares issued and outstanding, respectively	290	290
Treasury stock purchased from employees; 590,154 shares, respectively	(5,264)	(5,264)
Additional paid-in capital	225,045	223,822
Retained loss	(129,291)	(124,677)
Accumulated other comprehensive loss	(27,239)	(27,885)

Total CVG stockholders’ equity	63,541	66,286
Non-controlling interest	20	22

Total stockholders’ equity	63,561	66,308

Total liabilities and stockholders’ equity	$445,081	$439,665

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